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                                                                    Exhibit 99.1


News Release
------------

Media Contact:                  Leon L. Judd
                                (219) 273-7631

Analyst/Investor Contact:       Joseph A. Rainis
                                (219) 273-7158



                 NATIONAL STEEL CORPORATION RECEIVES COMPLAINT

Mishawaka, IN, June 3, 1998 -National Steel Corporation (NYSE:NS) today announced that it received on June 1, 1998 a complaint in a lawsuit filed on May 13, 1998 in the United States District Court for the Northern District of Indiana. The complaint seeks shareholder class action status and alleges violations of the federal securities laws against the company, its majority stockholder, NKK U.S.A. Corporation, Osamu Sawaragi, the company's chairman and chief executive officer, and a former officer of the company.

The complaint generally relates to the company's restatement of financial statements for certain prior periods which was announced in October 1997 and seeks unspecified money damages. The company stated that it believes that the lawsuit is without merit and intends to defend against it vigorously.

All statements contained in this press release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent report on Form 10-Q for the quarter ended March 31, 1998.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.